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
                                                  Exhibit 12.1
                                                  ------------


               UAL Corporation and Subsidiary Companies

           Computation of Ratio of Earnings to Fixed Charges



                                       Year Ended December 31
                                       ----------------------
                                1998    1997    1996    1995    1994
                                ----    ----    ----    ----    ----
Earnings:                                  (In Millions)
 Earnings before income taxes
  and extraordinary item      $1,256  $1,524  $  970  $  621  $  171
 Undistributed earnings of
  affiliate                      (62)    (16)    (49)    (38)    (19)
 Fixed charges, from below       986     991   1,112   1,239   1,052
 Interest capitalized           (105)   (104)    (77)    (42)    (41)
                               -----   -----   -----   -----   -----
     Earnings                 $2,075  $2,395  $1,956  $1,780  $1,163
                               =====   =====   =====   =====   =====

Fixed charges:

 Interest expense             $  355  $  286  $  295  $  399  $  372
 Portion of rental expense
  representative of the
  interest factor                631     705     817     840     680
                               -----   -----   -----   -----   -----
     Fixed charges            $  986  $  991  $1,112  $1,239  $1,052
                               =====   =====   =====   =====   =====

Ratio of earnings to
 fixed charges                  2.10    2.42    1.76    1.44    1.10
                               =====   =====   =====   =====   =====

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